EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
OF ASIAMART, INC

We hereby consent to the incorporation of our audit report dated March 30, 2007 related to the consolidated financial statements of Asiamart Inc as of December 31, 2006, and for the years then ended, included in this Form 10-K for the year ended December 31, 2007.

/s/   Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

April 15, 2008